Exhibit 5.1

[LETTERHEAD OF HOGAN LOVELLS US LLP]

November 16, 2012

Board of Trustees
Public Storage
701 Western Avenue
Glendale, CA 91201

Ladies and Gentlemen:

We are acting as special counsel to Public Storage, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale from time to time by the selling shareholder identified in the Registration Statement of up to 712,400 of the Company’s common shares of beneficial interest, par value $0.10 per share (the “Shares”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We have also assumed that the Shares have not been issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended.   As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, upon receipt of consideration therefor duly approved in connection with a disposition of the Shares pursuant to the Registration Statement, will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP